Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2021 FISCAL FIRST QUARTER
- Earnings Per Share Increased 50% Year-over-Year to $0.84
- Efficiency Ratio Improved 9% from Prior Year
Sioux Falls, S.D., January 27, 2021 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $28.0 million, or $0.84 per share, for the three months ended December 31, 2020, compared to net income of $21.1 million, or $0.56 per share, for the three months ended December 31, 2019.
“Solid revenues, lower expenses, and better efficiency ratios combined to deliver excellent results in the first quarter of fiscal year 2021. I am extremely proud of my team's ability to persevere during the pandemic, delivering significant value to customers and shareholders from a remote working environment." said President and CEO Brad Hanson. "During the quarter, we spent time getting ready for the upcoming tax season, implementing H&R Block, and preparing for the distribution of the second round of Economic Impact Payments while advancing our long-standing mission of Financial Inclusion for All®, with increased resources and prioritization of Environmental, Social and Governance initiatives."
"Our quarterly results demonstrate ongoing progress in optimizing our business platforms, enabling us to improve our efficiency ratio by over 600 basis points compared with the prior year. Our loan portfolios continue to perform well, as our credit metrics demonstrate the Company's ability to weather the worst of the pandemic, leaving us well-positioned to continue to remix our balance sheet with higher yield and return earning assets," said Executive Vice President and CFO Glen Herrick.
Business Development Highlights for the 2021 Fiscal First Quarter
•Began our new three-year program with Emerald Financial Services, LLC, a wholly-owned indirect subsidiary of H&R Block, Inc., which we announced in the fourth quarter of fiscal 2020. Have already moved more than $150 million in deposits and began issuing Emerald Prepaid Mastercard® to applicants.
•Completed negotiations with the U.S. Department of the Treasury's Bureau of the Fiscal Service ("Fiscal Service") to disperse a second round of Economic Income Payment ("EIP") stimulus payments through the distribution of prepaid cards. The Company began distributing cards under this authorization January 4, 2021.
•Expanded our solar lending business, increasing our solar credit balance 29% to $323.9 million.
•Increased resources dedicated to our Environmental, Social, and Governance ("ESG") activities by hiring an experienced Vice President of ESG and Community Impact and forming a Board-level ESG committee to provide oversight.
Financial Highlights for the 2021 Fiscal First Quarter
•Total revenue for the first quarter was $111.5 million, an increase of 9% compared to $102.1 million for the same quarter in fiscal 2020.
•Operating efficiency ratio improved to 62.2% at December 31, 2020, compared to 68.2% at December 31, 2019. See non-GAAP reconciliation table below.
•Net interest income for the first quarter was $66.0 million, compared to $64.7 million in the comparable quarter last year.

•Net interest margin ("NIM") decreased to 4.65% for the first quarter from 4.94% during the same period of last year, while the tax-equivalent net interest margin ("NIM, TE") decreased to 4.67% from 4.99% for that same period in fiscal 2020. The decrease in NIM during the first quarter was primarily driven by excess cash associated with the Company's participation in the EIP program, as described further below.
•Total gross loans and leases at December 31, 2020 decreased $143.7 million, or 4%, to $3.44 billion, compared to December 31, 2019 and increased $125.4 million, or 4% when compared to September 30, 2020.
•Average deposits from the payments division for the fiscal 2021 first quarter increased nearly 83% to $5.07 billion when compared to the same quarter in fiscal 2020. A significant portion of the year-over-year increase reflected the Company's participation in the EIP program, as described further below.
•The Company repurchased 1,864,474 shares during the first quarter at an average price of $29.46. Through January 20, 2021, the Company repurchased an additional 300,000 of its shares, at a weighted average price of $38.73.
COVID-19 Business Update
As of December 31, 2020, the Company had 612 loans outstanding with total loan balances of $194.3 million originated as part of the Paycheck Protection Program ("PPP"), compared with 689 loans outstanding with total loan balances of $219.0 million for the quarter ended September 30, 2020.
As of December 31, 2020, $84.2 million of the loans and leases that were granted deferral payments by the Company were still in their deferment period. As of September 30, 2020, loans and leases totaling $170.0 million were within their deferment period. In addition, the Company has made other COVID-19 related modifications, of which $1.1 million were still active as of December 31, 2020 compared to $23.3 million at September 30, 2020. The majority of the other modifications were related to adjusting the type or amount of the customer's payments.
The Company's capital position remained strong as of December 31, 2020, even while absorbing the temporary impact resulting from the receipt of deposits in conjunction with EIP payments described below. In addition, the Company has options available that can be used to effectively manage capital levels, including a strong and flexible balance sheet.
EIP Program Update
The Bank is serving as the sole Financial Agent for distributing prepaid debit cards used in the EIP program. The Company's Payments division, in collaboration with Fiserv and Visa, is proud to have provided a safe and secure mechanism for individuals, including the underbanked, to receive their stimulus payments. Under the first round of EIP, approximately $6.42 billion in stimulus payments on 3.6 million prepaid cards were mailed to individuals across the United States. The total balances remaining on the first round of EIP cards were $605.1 million as of December 31, 2020 and $569.2 million as of January 20, 2021.
On December 27, 2020, the U.S. Congress, through the Consolidated Appropriations Act of 2021 (“CAA”), directed the Internal Revenue Service (“IRS”) to distribute a second round of EIP via the U.S. Treasury to persons in the U.S. eligible to receive them. The Bank entered into an amendment of its existing agreement with the U.S. Department of the Treasury’s Bureau of the Fiscal Service ("Fiscal Service"), under which the Bank will act as a Financial Agent to Fiscal Service in connection with the provision of prepaid debit card services to disburse a portion of the EIP payments to eligible recipients via Bank-issued prepaid cards.
Under the second round, the Bank disbursed approximately $7.10 billion of EIP payments, with initial payments having begun January 4, 2021. The total balances remaining on the second round of EIP cards were $5.80 billion as of January 20, 2021.
While the EIP Program's impact to earnings is expected to be slightly positive, it continues to temporarily have a significant impact on cash and deposit balances, leading to a reduced NIM along with a corresponding impact on the Company's leverage capital ratios. In conjunction with the Program and its balance sheet impacts, the Bank was granted temporary exemption from its requirements to maintain minimum regulatory capital leverage ratios by the Officer of the Comptroller of the Currency due to deposits received as part of the EIP program. The influx of EIP deposits is not expected to have any material impact on the Company's risk-weighted capital ratios.

The Company is working with other banks to transfer deposits off-balance sheet in an effort to relieve the impact of the substantial influx of deposits related to the second round of EIP.
Net Interest Income
Net interest income for the fiscal 2021 first quarter was $66.0 million, an increase of 2% from the same quarter in fiscal 2020. The increase was primarily driven by a reduction in total interest expense, partially offset by lower overall balances and yields realized on interest earning assets.
During the first fiscal quarter of 2021, loan and lease interest income decreased $7.0 million and investment securities interest income decreased $2.4 million, compared to the prior year quarter, while interest expense decreased $10.8 million over the same period. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the first quarter decreased to 62%, from 72% for the comparable quarter last year, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 23% from 26% over the same period. These decreases were primarily due to the increase in interest-earning cash balances related to the EIP program. The Company’s average interest-earning assets for the fiscal 2021 first quarter increased by $432.9 million, to $5.64 billion compared with the first quarter in fiscal 2020, primarily due to the effects of the EIP program.
NIM decreased to 4.65% for the fiscal 2021 first quarter from 4.94% for the comparable quarter last year, primarily due to the effects of the EIP program.
The overall reported tax-equivalent yield (“TEY”) on average earning asset yields decreased by 116 basis points to 4.82% for the fiscal 2021 first quarter compared to the prior year quarter, driven primarily by excess low-yielding cash held at the Federal Reserve, as well as the lower interest rate environment. The fiscal 2021 first quarter TEY on the securities portfolio was 1.79% compared to 2.65% for the comparable period last year.
The Company's cost of funds for all deposits and borrowings averaged 0.15% during the fiscal 2021 first quarter, compared to 1.01% during the prior year quarter. This reflected primarily a decrease in overnight borrowings rates as well as an increase in the average balance of the Company's noninterest-bearing deposits, mainly due to the EIP program noted above. The Company's overall cost of deposits was 0.06% in the fiscal first quarter of 2021, compared to 0.81% in the same quarter last year.
Noninterest Income
Fiscal 2021 first quarter noninterest income increased to $45.5 million, compared with $37.5 million for the same period of the prior year. This was due primarily to an increase within gain on sale of other, an increase in other income, and an increase in payments cards and deposit fees, partially offset by a decrease in rental income. The increase within gain on sale of other was primarily due to a loss on sale of foreclosed and repossessed assets recognized during the first quarter of fiscal year 2020. The increase within other income was primarily due to the receipt of a portion of the Company’s liquidation insurance claims of unearned premiums on the ReliaMax estate related to the Company’s student loan portfolio. The amount received in the first quarter of fiscal 2021 was $3.5 million.
Noninterest Expense
Noninterest expense decreased 4% to $72.6 million for the fiscal 2021 first quarter, from $75.8 million for the same quarter of last year, primarily driven by decreases in compensation and benefits, other expense, tax product expense, operating lease depreciation, and amortization expense, partially offset by increases within impairment expense, legal and consulting expense, and card processing expense.
Income Tax Expense
The Company recorded income tax expense of $3.5 million, representing an effective tax rate of 10.8%, for the fiscal 2021 first quarter, compared to an income tax expense of $0.7 million, representing an effective tax rate of 3.0%, for the first quarter last year.

The Company originated $38.5 million in solar leases during the fiscal 2021 first quarter, compared to $17.9 million during last year's first quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total investments	$1,309,452	$1,360,712	$1,268,416	$1,310,476	$1,337,840

Loans held for sale
Consumer credit products	234	962	391	—	—
SBA/USDA	32,983	52,542	31,438	13,610	13,883
Community Bank(1)	100,442	130,073	48,076	—	250,383
Total loans held for sale	133,659	183,577	79,905	13,610	264,266

National Lending
Term lending	881,306	805,323	738,454	725,581	695,347
Asset based lending	242,298	182,419	181,130	250,211	250,633
Factoring	275,650	281,173	206,361	285,495	285,776
Lease financing	283,722	281,084	264,988	238,788	223,715
Insurance premium finance	338,227	337,940	359,147	332,800	349,299
SBA/USDA	300,707	318,387	308,611	92,000	90,269
Other commercial finance	101,209	101,658	100,214	101,472	99,617
Commercial Finance	2,423,119	2,307,984	2,158,905	2,026,347	1,994,656
Consumer credit products	88,595	89,809	102,808	113,544	115,843
Other consumer finance	162,423	134,342	138,777	144,895	154,772
Consumer Finance	251,018	224,151	241,585	258,439	270,615
Tax Services	92,548	3,066	19,168	95,936	101,739
Warehouse Finance	318,937	293,375	277,614	333,829	272,522
Total National Lending loans and leases	3,085,622	2,828,576	2,697,272	2,714,551	2,639,532
Community Banking
Commercial real estate and operating	339,141	457,371	608,303	654,429	682,399
Consumer one-to-four family real estate and other	5,077	16,486	166,479	205,046	220,588
Agricultural real estate and operating	9,724	11,707	24,655	36,759	40,778
Total Community Banking loans	353,942	485,564	799,437	896,234	943,765
Total gross loans and leases	3,439,564	3,314,140	3,496,709	3,610,785	3,583,297
Allowance for credit losses	(72,389)	(56,188)	(65,747)	(65,355)	(30,176)
Net deferred loan and lease origination fees	9,111	8,625	5,937	8,139	7,177
Total loans and leases, net of allowance	$3,376,286	$3,266,577	$3,436,899	$3,553,569	$3,560,298
(1) The December 31, 2020 balance included approximately $95.5 million of commercial real estate and operating loans, $3.5 million of consumer one-to-four family real estate and other loans, and $1.4 million of agricultural real estate and operating loans. The September 30, 2020 balance included approximately $77.5 million of commercial real estate and operating loans, $50.1 million of consumer one-to-four family real estate and other loans, and $2.5 million of agricultural real estate and operating loans. The June 30, 2020 balance included approximately $28.7 million of commercial real estate and operating loans, $11.3 million of consumer one-to-four family real estate and other loans, and $8.1 million of agricultural real estate and operating loans. The December 31, 2019 balance included approximately $197.5 million of commercial real estate and operating loans, $40.4 million of consumer one-to-four family real estate and other loans, and $12.7 million of agricultural real estate and operating loans.

The Company's investment security balances at December 31, 2020 totaled $1.31 billion, as compared to $1.36 billion at September 30, 2020 and $1.34 billion at December 31, 2019.
Total gross loans and leases decreased $143.7 million, or 4%, to $3.44 billion at December 31, 2020, from $3.58 billion at December 31, 2019, with most of the decline attributable to the sale of community bank loan balances during the second and fourth quarters of fiscal 2020 and first quarter of fiscal 2021, along with a decrease in the consumer finance portfolio, partially offset by growth in the commercial finance and warehouse finance portfolios.

At December 31, 2020, commercial finance loans, which comprised 70% of the Company's gross loan and lease portfolio, totaled $2.42 billion, reflecting growth of $115.1 million, or 5%, from September 30, 2020. The increase in commercial finance loans was primarily due to increases in term lending and asset based lending loans of $76.0 million and $59.9 million, respectively, partially offset by a $17.7 million decrease in SBA/USDA loans.
Consumer finance loans totaled $251.0 million at December 31, 2020, increasing from $224.2 million at September 30, 2020. This increase was primarily driven by seasonal lending products for tax customers associated with the aforementioned three-year program with Emerald Financial Services.
Tax services loans totaled $92.5 million at December 31, 2020, increasing from $3.1 million at September 30, 2020, as the Company began originating taxpayer advances and ERO loans in preparation of the 2020 tax season during the fiscal 2021 first quarter. Warehouse finance loans totaled $318.9 million at December 31, 2020, a 9% increase from September 30, 2020.
Community bank loans held for investment totaled $353.9 million as of December 31, 2020, as compared to $485.6 million at September 30, 2020 and $943.8 million at December 31, 2019. On November 18, 2020, the Company sold an additional $129.8 million of the retained Community Bank portfolio to Central Bank. The sale did not result in any material gain to the Company. As of December 31, 2020, the Company had $100.4 million of community bank loans classified as held for sale and expects to sell those loans during the second quarter of fiscal year 2021.
Asset Quality
Adoption of Current Expected Credit Losses ("CECL") Accounting Standard
The Company adopted CECL effective October 1, 2020, and its day one entry to increase the allowance for credit losses was $12.8 million. Aside from the loan and lease portfolio, management does not expect any other meaningful impacts on the balance sheet or regulatory capital ratios in the near term based on the election of the two-year delay and the five-year total transition period as allowed by the Office of the Comptroller of the Currency and the Federal Reserve.
Of the total $12.8 million CECL impact to the Company's allowance, $12.7 million and $6.0 million were within the commercial and consumer finance portfolios, respectively. These increases were partially offset by a reduction in retained community bank's allowance of $5.9 million.
The Company’s allowance for credit losses was $72.4 million at December 31, 2020, compared to $56.2 million at September 30, 2020 and $30.2 million at December 31, 2019. The increase in the allowance at December 31, 2020 when compared to September 30, 2020, was primarily due to the adoption of the CECL accounting standard noted above, as well as additional increases during the fiscal 2021 first quarter in the commercial finance portfolio of $2.8 million, tax services portfolio of $1.4 million, and consumer finance portfolio of $1.4 million, partially offset by an additional decrease within the retained community bank portfolio of $2.2 million.
The year over year increase in the allowance was primarily driven by a $29.6 million increase within the commercial finance portfolio, $7.8 million increase within the retained community banking portfolio, and an increase in the consumer lending portfolio of $5.0 million.

The following table presents the Company's allowance for credit losses as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	December 31, 2020	October 1, 2020(1)	September 30, 2020	December 31, 2019

Commercial finance	1.88%	1.85%	1.30%	0.80%
Consumer finance	4.39%	4.31%	1.64%	2.22%
Tax services	1.53%	0.06%	0.06%	1.62%
Warehouse finance	0.10%	0.10%	0.10%	0.10%
National Lending	1.89%	1.86%	1.20%	0.90%
Community Bank	4.01%	3.37%	4.59%	0.68%
Total loans and leases	2.10%	2.08%	1.70%	0.84%
(1) Represents the Company's allowance coverage ratio upon the adoption of the Accounting Standards Update 2016-13 using September 30, 2020 loan and lease and allowance balances plus the CECL allowance adjustment.
The Company's allowance for credit losses as a percentage of total loans and leases increased to 2.10% at December 31, 2020 from 1.70% at September 30, 2020. The increase in the coverage ratio was primarily related to the CECL adoption, along with the Company's continued assessment of the risks associated with the ongoing COVID-19 pandemic. Warehouse finance remained largely unchanged due in part to the structure of the credit protections in place. The Company expects to continue to diligently monitor the allowance for credit losses and adjust as necessary in future periods to maintain an appropriate and supportable level.
Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
(Dollars in thousands)
Beginning balance	$56,188	$65,747	$29,149
Adoption of CECL accounting standard	12,773	—	—
Provision - tax services loans	454	1,599	911
Provision - all other loans and leases	5,810	7,381	2,496
Charge-offs - tax services loans	—	(13,037)	—
Charge-offs - all other loans and leases	(5,675)	(6,015)	(3,918)
Recoveries - tax services loans	956	3	739
Recoveries - all other loans and leases	1,883	510	799
Ending balance	$72,389	$56,188	$30,176

Provision for credit losses was $6.1 million for the quarter ended December 31, 2020, compared to $3.4 million for the comparable period in the prior fiscal year. The increase in provision was primarily within the commercial finance and consumer finance portfolios, partially offset by a decrease within the retained community bank portfolio. Net charge-offs were $2.8 million for the quarter ended December 31, 2020 compared to $2.4 million for the quarter ended December 31, 2019.

The Company's past due loans and leases were as follows for the periods presented.

As of December 31, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$23,448	$7,358	$14,900	$45,706	$2,377,413	$2,423,119	$2,092	$18,707	$20,799
Consumer finance	1,415	404	1,132	2,951	248,067	251,018	1,132	—	1,132
Tax services	—	—	—	—	92,548	92,548	—	—	—
Warehouse finance	—	—	—	—	318,937	318,937	—	—	—
Total National Lending	24,863	7,762	16,032	48,657	3,036,965	3,085,622	3,224	18,707	21,931
Total Community Banking	13	—	2,379	2,392	351,550	353,942	—	20,389	20,389
Total loans and leases held for investment	$24,876	$7,762	$18,411	$51,049	$3,388,515	$3,439,564	$3,224	$39,096	$42,320

As of September 30, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$13,338	$14,345	$16,663	$44,346	$2,263,638	$2,307,984	$7,400	$21,553	$28,953
Consumer finance	977	894	872	2,743	221,408	224,151	872	—	872
Tax services	—	—	1,743	1,743	1,323	3,066	1,744	—	1,744
Warehouse finance	—	—	—	—	293,375	293,375	—	—	—
Total National Lending	14,315	15,239	19,278	48,832	2,779,744	2,828,576	10,016	21,553	31,569
Total Community Banking	905	114	2,449	3,468	482,096	485,564	50	2,399	2,449
Total loans and leases held for investment	$15,220	$15,353	$21,727	$52,300	$3,261,840	$3,314,140	$10,066	$23,952	$34,018

The Company's nonperforming assets at December 31, 2020, were $53.2 million, representing 0.73% of total assets, compared to $48.0 million, or 0.79% of total assets at September 30, 2020 and $29.8 million, or 0.48% of total assets at December 31, 2019. The increase in nonperforming assets on a linked quarter basis was primarily driven by an increase in community bank nonperforming loans, partially offset by decreases in commercial finance and tax services nonperforming loans and leases, and a decrease in nonperforming operating leases. The year-over-year increase in nonperforming assets was primarily within the community bank portfolio, as well as an increase in foreclosed and repossessed assets, partially offset by a reduction within the commercial and consumer finance portfolios. The increase in nonaccrual balances was driven by one Community Bank relationship operating in the movie theater industry that moved to nonaccrual status in the fiscal 2021 first quarter. The overall decrease in nonperforming assets as a percentage of total assets at December 31, 2020 was primarily due to higher period-end assets, when compared to September 30, 2020.
The Company's nonperforming loans and leases at December 31, 2020, were $42.3 million, representing 1.18% of total gross loans and leases, compared to $34.0 million, or 0.97% of total gross loans and leases at September 30, 2020 and $24.0 million, or 0.62% of total gross loans and leases at December 31, 2019.
At December 31, 2020, the balance of the Company's loans and leases past due 30 days or greater decreased 2% to $51.0 million when compared to September 30, 2020. When excluding tax services loans, the balance of loans and leases past due 30 days or greater increased to $51.0 million at December 31, 2020 from $50.6 million at September 30, 2020. Loan and lease balances that were within their active deferment period decreased to $84.2 million at December 31, 2020 from $170.0 million at September 30, 2020.

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2021 first quarter increased by $813.6 million to $5.43 billion compared to the same period in fiscal 2020, primarily due to the effects of the EIP program. Average noninterest-bearing deposits increased $2.15 billion, or 79%, for the fiscal 2021 first quarter when compared to the same period in fiscal 2020, while average wholesale deposits decreased $1.21 billion, or 82%. Average deposits from the payments division increased 83% to $5.07 billion for the fiscal 2021 first quarter when compared to the same period in fiscal 2020. Excluding the balances on the EIP cards, average payments deposits for the fiscal 2021 first quarter were $4.32 billion, representing an increase of 55% compared to the same period of the prior year, which was largely driven by stimulus payments loaded on various partner cards along with lower levels of consumer spending.
The average balance of total deposits and interest-bearing liabilities was $5.52 billion for the three-month period ended December 31, 2020, compared to $5.13 billion for the same period in the prior fiscal year, representing an increase of 8%.
Total end-of-period deposits increased 37% to $6.21 billion at December 31, 2020, compared to $4.52 billion at December 31, 2019. The increase in end-of-period deposits was primarily driven by an increase in noninterest-bearing deposits of $2.65 billion, of which $605.1 million was attributable to the balances on the EIP cards. The increase in total end-of-period deposits was partially offset by a decrease of $1.21 billion in wholesale deposits, as well as the sale of $290.5 million of community bank deposits during the second quarter of fiscal 2020.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at December 31, 2020 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	December 31, 2020(1)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Company
Tier 1 leverage capital ratio	7.40%	6.58%	5.91%	7.28%	8.28%
Common equity Tier 1 capital ratio	10.76%	11.78%	11.51%	10.27%	10.10%
Tier 1 capital ratio	11.11%	12.18%	11.90%	10.63%	10.46%
Total capital ratio	14.18%	15.30%	14.99%	13.61%	12.74%
MetaBank
Tier 1 leverage capital ratio	8.62%	7.56%	6.89%	8.52%	9.70%
Common equity Tier 1 capital ratio	12.91%	13.96%	13.82%	12.39%	12.18%
Tier 1 capital ratio	12.93%	14.00%	13.86%	12.44%	12.24%
Total capital ratio	14.19%	15.26%	15.12%	13.69%	12.90%
(1) December 31, 2020 amounts are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital presented for periods in fiscal year 2021 reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
(Dollars in Thousands)
Total stockholders' equity	$813,210	$847,308	$829,909	$805,074	$837,068
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	301,999	302,396	302,814	303,625	304,020
LESS: Certain other intangible assets	39,403	40,964	42,865	44,909	47,855
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	24,105	18,361	10,360	11,589	16,876
LESS: Net unrealized gains (losses) on available-for-sale securities	19,894	17,762	8,382	2,337	3,897
LESS: Non-controlling interest	1,536	3,603	3,787	3,762	4,305
ADD: Adoption of Accounting Standards Update 2016-13	10,804	—	—	—	—
Common Equity Tier 1(1)	437,077	464,222	461,701	438,852	460,115
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	749	1,894	1,894	2,036	2,372
Total Tier 1 Capital	451,487	479,777	477,256	454,549	476,148
Allowance for credit losses	51,070	49,343	50,338	53,580	30,239
Subordinated debentures (net of issuance costs)	73,850	73,807	73,765	73,724	73,684
Total qualifying capital	$576,407	$602,927	$601,359	$581,853	$580,071
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
(Dollars in Thousands)
Total Stockholders' Equity	$813,210	$847,308	$829,909	$805,074	$837,068
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	39,660	41,692	43,974	46,766	50,151
Tangible common equity	464,045	496,111	476,430	448,803	477,412
Less: Accumulated other comprehensive income (loss) ("AOCI")	20,119	17,542	7,995	1,654	3,895
Tangible common equity excluding AOCI	$443,926	$478,569	$468,435	$447,149	$473,517

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Standard Time (5:00 p.m. Eastern Time) on Wednesday, January 27, 2021. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 1904899 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Annual Meeting of Shareholders
The Annual Meeting of Shareholders will convene at 9:00 a.m. Central Standard Time on Tuesday, February 23, 2021. The meeting will be held virtually via the internet for the safety of the Company's directors, employees, and stockholders in light of the COVID-19 pandemic. Further information with regard to this meeting can be found in the proxy statement filed with the Securities and Exchange Commission (the "SEC") on January 14, 2021. Copies of the Company's Annual Report on Form 10-K for the year ended September 30, 2020 (excluding exhibits thereto) may be obtained from www.metafinancialgroup.com.
Upcoming Investor Events
•KBW Winter Financial Services Symposium, February 10 - February 12, 2021 | Virtual
•KBW Fintech Payments Conference, February 23 - February 25, 2021 | Virtual
•Piper Sandler Western Financial Services Conference, March 2, 2021 | Virtual

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto including the deployment and efficacy of the COVID-19 vaccines, or other unusual and infrequently occurring events; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company operates; changes in trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry and recent and potential changes in response to the COVID-19 pandemic such as the CARES Act and the rules and regulations that may be promulgated thereunder; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; the impact of our participation as prepaid card issuer for the EIP program and potentially similar programs in the future; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2020, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Cash and cash equivalents	$1,586,451	$427,367	$3,108,141	$108,733	$152,189
Investment securities available for sale, at fair value	797,363	814,495	825,579	840,525	852,603
Mortgage-backed securities available for sale, at fair value	430,761	453,607	338,250	355,094	362,120
Investment securities held to maturity, at cost	76,176	87,183	98,205	108,105	116,313
Mortgage-backed securities held to maturity, at cost	5,152	5,427	6,382	6,752	6,804
Loans held for sale	133,659	183,577	79,905	13,610	264,266
Loans and leases	3,448,675	3,322,765	3,502,646	3,618,924	3,590,474
Allowance for credit losses	(72,389)	(56,188)	(65,747)	(65,355)	(30,176)
Federal Reserve Bank and Federal Home Loan Bank stocks, at cost	27,138	27,138	31,836	29,944	13,796
Accrued interest receivable	17,133	16,628	17,545	16,958	18,687
Premises, furniture, and equipment, net	39,932	41,608	40,361	38,871	38,671
Rental equipment, net	206,732	205,964	216,336	200,837	211,673
Bank-owned life insurance	92,937	92,315	91,697	91,081	90,458
Foreclosed real estate and repossessed assets	7,186	9,957	6,784	7,249	1,328
Goodwill	309,505	309,505	309,505	309,505	309,505
Intangible assets	39,660	41,692	43,974	46,766	50,151
Prepaid assets	11,270	8,328	6,806	9,727	14,813
Deferred taxes	24,411	17,723	15,944	20,887	19,752
Other assets	82,763	82,983	104,877	85,652	97,499

Total assets	$7,264,515	$6,092,074	$8,779,026	$5,843,865	$6,180,926

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits held for sale	$—	$—	$—	$—	$288,975
Deposits:
Noninterest-bearing checking	5,581,597	4,356,630	6,537,809	2,900,484	2,927,967
Interest-bearing checking	274,504	157,571	187,003	152,504	67,642
Savings deposits	54,080	47,866	55,896	37,615	17,436
Money market deposits	56,440	48,494	40,811	37,266	42,286
Time certificates of deposit	13,522	20,223	25,000	25,492	23,454
Wholesale deposits	227,648	348,416	743,806	809,043	1,438,820
Total deposits	6,207,791	4,979,200	7,590,325	3,962,404	4,517,605
Short-term borrowings	—	—	—	717,000	194,000
Long-term borrowings	96,760	98,224	209,781	211,353	213,070
Accrued interest payable	2,068	1,923	4,332	3,607	6,620
Accrued expenses and other liabilities	144,686	165,419	144,679	144,427	123,588
Total liabilities	6,451,305	5,244,766	7,949,117	5,038,791	5,343,858

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	326	344	346	346	372
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	598,669	594,569	592,693	590,682	587,678
Retained earnings	198,000	234,927	228,500	212,027	244,005
Accumulated other comprehensive income	20,119	17,542	7,995	1,654	3,895
Treasury stock, at cost	(5,440)	(3,677)	(3,412)	(3,397)	(3,187)
Total equity attributable to parent	811,674	843,705	826,122	801,312	832,763
Noncontrolling interest	1,536	3,603	3,787	3,762	4,305
Total stockholders’ equity	813,210	847,308	829,909	805,074	837,068

Total liabilities and stockholders’ equity	$7,264,515	$6,092,074	$8,779,026	$5,843,865	$6,180,926

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Interest and dividend income:
Loans and leases, including fees	$61,655	$62,022	$68,702
Mortgage-backed securities	2,123	1,877	2,389
Other investments	4,368	4,508	6,534
	68,146	68,407	77,625
Interest expense:
Deposits	797	1,904	9,340
FHLB advances and other borrowings	1,350	1,990	3,634
	2,147	3,894	12,974

Net interest income	65,999	64,513	64,651

Provision for credit losses	6,089	8,980	3,407

Net interest income after provision for loan and lease losses	59,910	55,533	61,244

Noninterest income:
Refund transfer product fees	647	2,335	192
Tax advance product fees	1,960	(14)	2,276
Payments card and deposit fees	22,564	21,422	21,499
Other bank and deposit fees	237	228	487
Rental income	9,885	10,144	12,351
Gain on sale of securities available-for-sale, net	—	51	—
Gain (loss) on sale of other	2,847	3,455	(2,568)
Other income	7,315	3,129	3,246
Total noninterest income	45,455	40,750	37,483

Noninterest expense:
Compensation and benefits	32,331	35,616	34,268
Refund transfer product expense	61	162	173
Tax advance product expense	370	(97)	1,132
Card processing	6,117	6,524	5,607
Occupancy and equipment expense	6,888	6,826	6,655
Operating lease equipment depreciation	7,581	7,594	8,280
Legal and consulting	5,247	5,615	4,674
Intangible amortization	2,013	2,283	2,676
Impairment expense	1,159	1,232	242
Other expense	10,808	14,528	12,091
Total noninterest expense	72,575	80,283	75,798

Income before income tax expense	32,790	16,000	22,929

Income tax expense	3,533	1,791	680

Net income before noncontrolling interest	29,257	14,209	22,249
Net income attributable to noncontrolling interest	1,220	1,051	1,181
Net income attributable to parent	$28,037	$13,158	$21,068

Earnings per common share
Basic	$0.84	$0.38	$0.56
Diluted	$0.84	$0.38	$0.56
Shares used in computing earnings per common share
Basic	32,782,285	33,783,659	36,613,699
Diluted	32,790,895	33,783,659	36,647,789

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2020			2019
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$820,108	$842	0.41%	$99,597	$412	1.65%
Mortgage-backed securities	438,610	2,123	1.92%	376,358	2,389	2.53%
Tax exempt investment securities	333,729	1,215	1.83%	490,982	2,339	2.40%
Asset-backed securities	326,315	1,200	1.46%	303,885	2,354	3.08%
Other investment securities	221,986	1,111	1.98%	197,513	1,429	2.88%
Total investments	1,320,640	5,649	1.79%	1,368,738	8,511	2.65%
Commercial finance loans and leases	2,417,691	45,630	7.49%	1,980,509	44,781	9.00%
Consumer finance loans	239,618	4,748	7.86%	270,612	5,790	8.51%
Tax services loans	25,104	8	0.13%	24,429	33	0.54%
Warehouse finance loans	284,199	4,933	6.89%	265,564	4,174	6.25%
National lending loans and leases	2,966,612	55,319	7.40%	2,541,114	54,778	8.58%
Community banking loans	529,085	6,336	4.75%	1,194,082	13,924	4.64%
Total loans and leases	3,495,697	61,655	7.00%	3,735,196	68,702	7.32%
Total interest-earning assets	$5,636,445	$68,146	4.82%	$5,203,531	$77,625	5.98%
Non-interest-earning assets	845,378			918,973
Total assets	$6,481,823			$6,122,504

Interest-bearing liabilities:
Interest-bearing checking(2)	$162,748	$—	—%	$163,693	$153	0.37%
Savings deposits	52,198	2	0.01%	48,776	9	0.08%
Money market deposits	52,620	39	0.30%	80,528	205	1.01%
Time certificates of deposit	17,390	57	1.30%	114,924	595	2.06%
Wholesale deposits	261,136	699	1.06%	1,472,820	8,378	2.26%
Total interest-bearing deposits	546,092	797	0.58%	1,880,741	9,340	1.98%
Overnight fed funds purchased	11	—	0.25%	302,804	1,450	1.91%
FHLB advances	—	—	—%	110,000	678	2.45%
Subordinated debentures	73,822	1,147	6.16%	73,658	1,160	6.26%
Other borrowings	23,870	203	3.37%	33,589	346	4.10%
Total borrowings	97,703	1,350	5.48%	520,051	3,634	2.78%
Total interest-bearing liabilities	643,795	2,147	1.32%	2,400,792	12,974	5.15%
Noninterest-bearing deposits	4,880,352	—	—%	2,732,062	—	—%
Total deposits and interest-bearing liabilities	$5,524,147	$2,147	0.15%	$5,132,854	$12,974	1.01%
Other noninterest-bearing liabilities	151,528			150,319
Total liabilities	5,675,675			5,283,173
Shareholders' equity	806,148			839,331
Total liabilities and shareholders' equity	$6,481,823			$6,122,504
Net interest income and net interest rate spread including noninterest-bearing deposits		$65,999	4.67%		$64,651	4.97%

Net interest margin			4.65%			4.94%
Tax-equivalent effect			0.02%			0.05%
Net interest margin, tax-equivalent(3)			4.67%			4.99%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2020 and 2019 was 21%.
(2) Of the total balance, $162.5 million are interest-bearing deposits where interest expense is paid by a third party and not by the Company.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Equity to total assets	11.19%	13.91%	9.45%	13.78%	13.54%
Book value per common share outstanding	$24.93	$24.66	$23.96	$23.26	$22.52
Tangible book value per common share outstanding	$14.23	$14.44	$13.76	$12.97	$12.84
Tangible book value per common share outstanding excluding AOCI	$13.61	$13.93	$13.53	$12.92	$12.74
Common shares outstanding	32,620,251	34,360,890	34,631,160	34,607,962	37,172,081
Nonperforming assets to total assets	0.73%	0.79%	0.64%	0.67%	0.48%
Nonperforming loans and leases to total loans and leases	1.18%	0.97%	1.10%	0.87%	0.62%
Net interest margin	4.65%	3.77%	3.28%	4.78%	4.94%
Net interest margin, tax-equivalent	4.67%	3.79%	3.31%	4.82%	4.99%
Return on average assets	1.73%	0.69%	0.86%	3.16%	1.38%
Return on average equity	13.91%	6.21%	8.83%	25.15%	10.04%
Full-time equivalent employees	1,038	1,015	999	992	1,088

Non-GAAP Reconciliation

Efficiency Ratio	For the last twelve months ended
(Dollars in Thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Noninterest Expense - GAAP	$315,828	$319,051	$314,911	$316,138	$334,663
Net Interest Income	260,386	259,038	260,142	264,973	268,586
Noninterest Income	247,766	239,794	235,024	237,766	222,278
Total Revenue: GAAP	$508,152	$498,832	$495,166	$502,739	$490,864
Efficiency Ratio, last twelve months	62.15%	63.96%	63.60%	62.88%	68.18%

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.®(Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s subsidiary, MetaBank®, N.A., is a financial enablement company that works with innovators to increase financial availability, choice, and opportunity for all. MetaBank strives to remove barriers that traditional institutions put in the way of financial access, and promote economic mobility by providing responsible, secure, high quality financial products that contribute to individuals and communities at the core of the real economy. Additional information can be found by visiting www.metafinancialgroup.com or www.metabank.com.

Investor Relations Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com

Media Relations:
mediarelations@metabank.com